Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 6, 2010, among PAETEC Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), PAETEC Holding Corp., a Delaware corporation (the “Successor Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Escrow Issuer has heretofore duly executed and delivered to the Trustee an Indenture, dated as of December 2, 2010, providing for an initial issuance of $450.0 million aggregate principal amount of its 9 7/8% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 12.01 of the Indenture provides that, in order to effectuate the Assumption, the Escrow Issuer and the Successor Issuer shall execute and deliver to the Trustee, and the Trustee shall execute, this Supplemental Indenture pursuant to which the Successor Issuer shall unconditionally assume all of the Escrow Issuer’s obligations and agreements in respect of the Notes and under the Indenture on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Escrow Issuer, the Successor Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Successor Issuer have been done;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    Capitalized Terms. Capitalized terms used in this Supplemental Indenture (including the recitals hereto) without definition shall have the meanings set forth in the Indenture.

2.    Agreement to Assume Obligations. The Successor Issuer hereby agrees to assume unconditionally all of the Escrow Issuer’s obligations and agreements in respect of the Notes and under the Indenture on the terms and subject to the conditions set forth in Section 12.01 of the Indenture, to be bound by all other applicable provisions of the Indenture and the Notes, and to perform all of the obligations and agreements of the Escrow Issuer in respect of the Notes and under the Indenture.

3.    Notices. All notices or other communications to the Successor Issuer shall be given as provided in Section 11.02 of the Indenture.

4.    Release of Obligations of the Escrow Issuer. The Escrow Issuer hereby acknowledges and agrees to the provisions of Section 2 of this Supplemental Indenture. On the terms and subject to the conditions set forth in Section 12.01 of the Indenture, upon the execution of this Supplemental Indenture by the Escrow Issuer, the Successor Issuer and the Trustee, the

Escrow Issuer is unconditionally and irrevocably released and discharged from all obligations, agreements and liabilities as issuer of the Notes in respect of the Notes and under the Indenture.

5.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.    Trustee’s Disclaimer. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The recitals and the statements herein are deemed to be those of the Escrow Issuer and the Successor Issuer and not of the Trustee.

7.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE ESCROW ISSUER, THE SUCCESSOR ISSUER AND THE TRUSTEE AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

8.    Counterparts. This Supplemental Indenture may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

9.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

10.    Conflict with the Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

The Escrow Issuer

PAETEC Escrow Corporation

By:	/s/ Mary K. O’Connell
Name:	Mary K. O’Connell
Title:	Vice President and Secretary

The Successor Issuer

PAETEC Holding Corp.

By:	/s/ Mary K. O’Connell
Name:	Mary K. O’Connell
Title:	Senior Vice President, General Counsel and Secretary

The Trustee

The Bank of New York Mellon Trust Company, N.A.

By:	/s/ James M. Young
Name:	James M. Young
Title:	Senior Associate